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                                                                     Exhibit 4.3


                    AMENDMENT NO. 2 TO THE BARRA STOCK OPTION PLAN


WHEREAS, BARRA, Inc., a Delaware corporation (the "Corporation") has adopted and implemented the BARRA Stock Option Plan (the "Plan").

WHEREAS, the elimination of the minimum vesting schedule of the Options (as defined in the Plan) under Section 9(a) of the Plan which provides for vesting at the rate of not less than 20% per year is necessary to enable the Corporation to implement alternative vesting schedules for new Options to be granted pursuant to the Plan.

WHEREAS, Section 13 of the Plan reserves to the Corporation's Board of Directors the power to amend the Plan, subject to stockholder approval in certain respects.

WHEREAS, the Corporation's Board of Directors approved the amendment to eliminate such minimum vesting schedule of the Options under the Plan.

NOW THEREFORE, the Plan is amended effective as of January 28, 1999, subject to applicable regulatory approval, if any, as follows:

     The following sentence shall be eliminated in its entirety from Section 9(a) of the Plan:
          "In no event shall Options be exercisable at a rate of less than 20% per year."

By authority of the Board of Directors pursuant to their respective actions specified above, the Chief Financial Officer of the Corporation has executed this document as of January 28, 1999.

                                        BARRA, INC.


                                        /s/ James D. Kirsner
                                        -----------------------------------
                                        James D. Kirsner
                                        Chief Financial Officer


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